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                                                                     Exhibit 1.1

   KONGZHONG CORPORATION APPOINTS NICK YANG AS ACTING CHIEF FINANCIAL OFFICER

Beijing, China, December 31, 2006 -- KongZhong Corporation (NASDAQ: KONG), a leading provider of wireless value-added services (WVAS) and an operator of one of the leading wireless internet portals in China, announces that it has appointed Nick Yang, co-founder and president of the Company, to serve as Acting Chief Financial Officer effective January 1, 2007. As the Company announced on September 18, 2006, Chief Financial Officer JP Gan is resigning effective December 31, 2006. The company is currently searching for a new Chief Financial Officer.

The Company also announces that Vice President of Marketing Qingyuan(Mike) Fang is resigning effective January 15, 2007.

About KongZhong:

KongZhong Corporation is a leading provider of wireless value-added services
(WVAS) in China and also operates one of China's leading wireless internet portals, Kong.net. The Company delivers wireless value -added services to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVA, short messaging service (SMS), interactive voice response (IVR), and color ring back tone (CRBT). The Company also operates a wireless internet portal, Kong.net, which enables users to access media and entertainment content directly from their mobile phones.

Investor Contact:

Jillian Wong
Senior Vice President, Corporate Development and Investor Relations
Tel:       +86 10 8857 6000
E-mail :   ir@kongzhong.com

Media Contact:
Yahong Zhang
Director, Marketing
Tel:       +86 10 8857 6000
E-mail:    zhangyahong@kongzhong.com

Xiaohu Wang
Manager
Tel:       +86 10 8857 6000
E-mail:    xiaohu@kongzhong.com

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